American Funds Fundamental Investors 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

December 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$530,525
Class B	$4,261
Class C	$15,856
Class F1	$73,364
Class F2	$23,514
Total	$647,520
Class 529-A	$17,739
Class 529-B	$312
Class 529-C	$2,429
Class 529-E	$638
Class 529-F1	$808
Class R-1	$1,329
Class R-2	$5,663
Class R-3	$31,561
Class R-4	$38,396
Class R-5	$29,470
Class R-6	$40,666
Total	$169,011

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6500
Class B	$0.3477
Class C	$0.3388
Class F1	$0.6431
Class F2	$0.7460
Class 529-A	$0.6194
Class 529-B	$0.2915
Class 529-C	$0.3109
Class 529-E	$0.5234
Class 529-F1	$0.6986
Class R-1	$0.3495
Class R-2	$0.3581
Class R-3	$0.5292
Class R-4	$0.6464
Class R-5	$0.7622
Class R-6	$0.7820

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	798,700
Class B	11,427
Class C	45,589
Class F1	110,496
Class F2	37,304
Total	1,003,516
Class 529-A	29,046
Class 529-B	1,008
Class 529-C	7,821
Class 529-E	1,230
Class 529-F1	1,187
Class R-1	3,592
Class R-2	15,496
Class R-3	58,155
Class R-4	58,715
Class R-5	37,158
Class R-6	59,083
Total	272,491

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$40.78
Class B	$40.68
Class C	$40.63
Class F1	$40.76
Class F2	$40.77
Class 529-A	$40.74
Class 529-B	$40.75
Class 529-C	$40.71
Class 529-E	$40.71
Class 529-F1	$40.71
Class R-1	$40.62
Class R-2	$40.62
Class R-3	$40.70
Class R-4	$40.71
Class R-5	$40.79
Class R-6	$40.78